Exhibit 10.1

TORCHMARK CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

The name of this plan is the Torchmark Corporation Non-Employee Director Compensation Plan (the “Plan”). The purpose of the Plan is to enable Torchmark Corporation (the “Company”) and its Subsidiaries and Affiliates to attract and retain directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such directors to participate in the long-term success and growth of the Company through an equity interest in the Company. The Plan is adopted to be effective as of January 1, 2008, and is intended to replace and supersede the Company’s Amended and Restated 2005 Non-Employee Director Incentive Plan.

The Plan is a subplan of the Torchmark Corporation 2007 Long-Term Compensation Plan (the “2007 Compensation Plan”). Capitalized terms used in the Plan but not otherwise defined shall have the meanings given such terms in the 2007 Compensation Plan. In addition, the following terms shall be defined for purposes of the Plan as set forth below:

“Annual Compensation” means the annual cash retainer and meeting fees payable by the Company to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board) of the Company, as such amount may be changed from time to time. For purposes of an election under Section 6(c), (d) or (e) to receive Stock Options, Restricted Stock or Restricted Stock Units in lieu of Annual Compensation, meeting fees will be estimated and deemed to be earned at the beginning of the year for all scheduled meetings during the year, whether or not the Grantee later attends such meetings.

“Award Notice” means a written award notice to a Non-Employee Director from the Company evidencing an award of Stock Options, Restricted Stock or Restricted Stock Units.

“Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

“Company” means Torchmark Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

“Election Date” means the date by which a Non-Employee Director must submit a valid Election Form to the Plan Administrator in order to participate under Section 6 of the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

“Election Form” means an Election Form for Annual Compensation, substantially in the form attached hereto as Exhibit A, pursuant to which a Non-Employee Director elects to defer Annual Compensation under the Plan or to convert Annual Compensation into Stock Options, Restricted Stock or Restricted Stock Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Grantee” means a Non-Employee Director to whom a Stock Option, Restricted Stock, or Restricted Stock Unit has been granted.

“Interest Account” means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan Administrator).

“Non-Employee Director” means a director of the Company who is not an employee of the Company or of any Subsidiary or Affiliate (as determined by the Committee).

“Participant” means any Non-Employee Director.

“Plan” means this Non-Employee Director Compensation Plan.

“Plan Administrator” means one or more agents to whom the Board shall have delegated administrative duties under the Plan or the Committee if no such delegation shall have occurred.

“Restricted Stock” means shares of Stock granted to a Participant under Section 6 that are subject to certain restrictions and to risk of forfeiture.

“Restricted Stock Unit” means the right granted to a Participant under Section 6 to receive shares of Stock in the future, which right is subject to certain restrictions and to risk of forfeiture.

“Stock” means the common stock of the Company.

“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 or 6.

SECTION 2. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee will not have the authority to award Stock Options pursuant to Section 5(b) of the Plan; only the Board shall have this authority.

The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Options, Restricted Stock or Restricted Stock Units, or to any settlement of any dispute between a Non-Employee Director and the Company.

All decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

SECTION 3. SOURCE OF SHARES FOR THE PLAN.

The shares of Stock that may be issued pursuant to the Plan shall be issued under the 2007 Compensation Plan, subject to all of the terms and conditions of the 2007 Compensation Plan. The terms contained in the 2007 Compensation Plan are incorporated into and made a part of this Plan with respect to Stock Options, Restricted Stock or Restricted Stock Units granted pursuant hereto and any such Stock Options, Restricted Stock or Restricted Stock Units shall be governed by and construed in accordance with the 2007 Compensation Plan. In the event of any actual or alleged conflict between the provisions of the 2007 Compensation Plan and the provisions of this Plan, the provisions of the 2007 Compensation Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

SECTION 4. ELIGIBILITY.

All Non-Employee Directors are eligible to participate in the Plan.

SECTION 5. STOCK OPTIONS.

Stock Options granted under the Plan are non-qualified Stock Options. Such Stock Options will be granted pursuant to the pre-established formula contained herein or may, in the sole discretion of the entire Board, be granted as to such number of shares and upon such terms and conditions as shall be determined by the Board. In addition, Non-Employee Directors may elect to receive Stock Options in lieu of Annual Compensation as provided in Section 6.

Stock Options granted under the Plan shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(a)	Formula-based Stock Options. For each calendar year, 6,000 Stock Options shall be granted automatically on the first day of each calendar year in which Stock is publicly traded on a national securities exchange to each member of the Board on that date who is a Non-Employee Director. Except as provided in Section 9, said Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of seven years from the date such Stock Option is granted.

(b)	Non-Formula Based Options. Within its sole discretion, the entire Board may award Stock Options on a non-formula basis to all or such individual Non-Employee Directors as it shall select. Such Stock Options may be awarded at such times and for such number of shares as the Board in its discretion determines. Said non-formula based Stock Options shall become first exercisable and shall have an option term as determined by the Board in its discretion; provided, however, that except as provided in Section 9, no such Stock Option shall be first exercisable until six months from the date of grant. All other terms and conditions of such Non-Employee Director Stock Options shall be as established by the Board in its sole discretion.

(c)	Exercise Price of Stock Options. The exercise price per share of each Stock Option shall be 100% of the Fair Market Value of the underlying Stock on the date of the grant of the Stock Option.

(d)

Method of Exercise. Any Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including “cashless exercise” arrangements). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Grantee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of Stock shall be issued upon exercise of a Stock Option until the exercise price has been fully paid or satisfied. A Grantee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Grantee has given written notice of exercise and has fully paid or satisfied the exercise price for such shares.

(e)	Transferability of Options. A Stock Option shall not be transferable by the Grantee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

(f)	Termination of Service. Upon a Grantee’s termination of status as a Non-Employee Director with the Company for any reason, any Stock Options held by such Grantee shall be retained and may thereafter be exercised during the period ending on the expiration of the stated term of such Stock Options, provided, however, that, except as provided in Section 9, no Option may be exercised within six months of the date of grant of such Option.

(g)	Stock Options in Lieu of Annual Compensation. Non-Employee Directors are also eligible to elect to receive Stock Options in lieu of Annual Compensation pursuant to Section 6(c) below.

SECTION 6. ELECTION TO RECEIVE STOCK OPTIONS, RESTRICTED STOCK OR RESTRICTED STOCK UNITS IN LIEU OF ANNUAL COMPENSATION OR TO DEFER ANNUAL COMPENSATION.

(a)	Deferral Election. A Non-Employee Director may elect to (i) receive Stock Options, Restricted Stock or Restricted Stock Units in lieu of his or her Annual Compensation pursuant to subsections (c), (d) or (e) below, or (ii) defer receipt of his or her Annual Compensation pursuant to subsection (f) below for a calendar year by delivering a properly completed and signed Election Form to the Plan Administrator on or before the Election Date. The Election Form shall indicate: (1) the percentage or amount of Annual Compensation to which the election relates, (2) whether the Non-Employee Director wants to receive Stock Options, Restricted Stock or Restricted Stock Units in lieu of his or her Annual Compensation or to defer his or her Annual Compensation, and (3) the form and timing of the payout of any deferred compensation. Such election will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director’s Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director’s Election Form, provided that the Election Form is received within thirty (30) days following the Non-Employee Director’s date of initial eligibility to participate in the Plan.

(b)	Irrevocable Election. A Participant may not revoke or change his or her Election Form. For each year in which he or she is eligible to participate, a Non-Employee Director may elect either (i) to receive Stock Options, Restricted Stock or Restricted Stock Units in lieu of his or her Annual Compensation pursuant to subsections (c), (d) or (e) of this Section, or (ii) to defer receipt of his or her Annual Compensation pursuant to subsection (f) of this Section, but not a combination of the two for any year.

(c)	Stock Options in Lieu of Annual Compensation. A Non-Employee Director may elect to convert his or her Annual Compensation into Stock Options in accordance with the provisions of this subsection (c). Stock Options granted under this subsection (c) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Stock Options. If an election is made under this subsection, Stock Options will be issued to the Non-Employee Director on a date selected by the Committee during the month of January in the calendar year to which the election relates (the “Option Grant Date”).

(ii)	Number of Stock Options. The number of shares subject to a Stock Option granted pursuant to this Article 6(c) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to convert to Stock Options; and

B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Board in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

In determining the number of shares subject to a Stock Option, (A) the Board may designate the assumptions to be used in the selected option valuation model, and (B) any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Terms of Stock Options. Except as provided in Section 9, Stock Options granted under this Section 6(c) shall become exercisable in full six months from the Option Grant Date and shall otherwise have terms and conditions identical to Stock Options granted pursuant to Section 5.

(d)	Restricted Stock in Lieu of Annual Compensation. A Non-Employee Director may elect to convert his or her Annual Compensation into Restricted Stock in accordance with the provisions of this subsection (d). Restricted Stock granted under this subsection (d) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Restricted Stock. If an election is made under this subsection, Restricted Stock will be issued to the Non-Employee Director on a date selected by the Committee during the month of January in the calendar year to which the election relates (the “Restricted Stock Grant Date”).

(ii)	Number of Shares of Restricted Stock. The number of shares of Restricted Stock granted pursuant to this Article 6(d) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to convert to shares of Restricted Stock; and

B = the Fair Market Value per Share on the Restricted Stock Grant Date.

In determining the number of shares of Restricted Stock, any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Terms and Conditions of Restricted Stock. Restricted Stock granted pursuant to this Article 6(d) shall comply with and be subject to the following terms and conditions:

(1)	Vesting. Except as provided in Section 9, Restricted Stock granted under this Section 6 shall become fully vested six months from the Restricted Stock Grant Date.

(2)	Restrictions on Unvested Restricted Stock. Unvested Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If a Non-Employee Director’s service as a director of the Company terminates for any reason, then the Non-Employee Director shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock as of the date of such termination from the Board, and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

(3)	Rights as a Shareholder. A Non-Employee Director shall have full voting and dividend rights with respect to the Restricted Stock. If a Non-Employee Director forfeits any shares of Restricted Stock, he or she shall no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.

(e)	Restricted Stock Units in Lieu of Annual Compensation. A Non-Employee Director may elect to convert his or her Annual Compensation into Restricted Stock Units in accordance with the provisions of this subsection (e). Restricted Stock Units granted under this subsection (e) shall be evidenced by an Award Notice in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(i)	Time of Issuance of Restricted Stock Units. If an election is made under this subsection, Restricted Stock Units will be issued to the Non-Employee Director on a date selected by the Committee during the month of January in the calendar year to which the election relates (the “Restricted Stock Unit Grant Date”).

(ii)	Number of Restricted Stock Units. The number of Restricted Stock Units granted pursuant to this Article 6(d) shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to convert to Restricted Stock Units; and

B = the Fair Market Value per Share on the Restricted Stock Unit Grant Date.

In determining the number of Restricted Stock Units, any fraction of a Share will be rounded up to the next whole number of Shares.

(iii)	Terms and Conditions of Restricted Stock Units. Restricted Stock Units granted pursuant to this Article 6(e) shall comply with and be subject to the following terms and conditions:

(1)	Vesting. Restricted Stock Units will be credited to a bookkeeping account on behalf of the Non-Employee Director and shall vest and become non-forfeitable six months after the Restricted Stock Unit Grant Date, except as provided in Section 9. If a Non-Employee Director’s service as a director of the Company terminates for any reason prior to the Vesting Date, then the Non-Employee Director shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock Units as of the date of such termination from the Board, and such Restricted Stock Units shall be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

(2)	Conversion to Common Stock. Unless forfeited prior to vesting, Restricted Stock Units shall be converted to actual shares of Stock on the Non-Employee Director’s termination of service as a director of the Company for any reason. Upon conversion, stock certificates evidencing the conversion of Restricted Stock Units into shares of Stock shall be registered on the books of the Company in the Non-Employee Director’s name and delivered to the Non-Employee Director as soon as practical thereafter.

(3)	Dividend Equivalents. If any dividends or other distributions are paid with respect to the Shares while Restricted Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the outstanding Restricted Stock Units shall be converted into additional Restricted Stock Units in Non-Employee Director’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Restricted Stock Units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Restricted Stock Units with respect to which they relate. In other words, Dividend Equivalents credited to outstanding Restricted Stock Units are only earned to the extent that the related Restricted Stock Units are vested.

(4)	Restrictions on Transfer. Restricted Stock Units are not assignable or transferable other than by will or the laws of descent and distribution. Restricted Stock Units may not be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an affiliate, or be subjected to any lien, obligation or liability of a Non-Employee Director to any other party other than the Company or an affiliate.

(5)	Rights as a Shareholder. A Non-Employee Director shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units. Upon conversion of the Restricted Stock Units into shares of Stock, the Non-Employee Director will obtain full voting and other rights as a shareholder of the Company.

(f)	Deferral of Annual Compensation. A Non-Employee Director may elect to defer up to 100% of his or her Annual Compensation (in 10% increments, but not less than 50%) to his or her Interest Account. For bookkeeping purposes, the amount of the Annual Compensation, which the Participant elects to defer pursuant to the Plan, shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash pursuant to subsection (iii) below.

(i)	Interest Accounts. Amounts in a Participant’s Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant’s Interest Accounts will be segregated to reflect Deferred Compensation on a year-by-year basis. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

(ii)	Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Annual Compensation into his or her Interest Account under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer.

(iii)	Payment Commencement Date. Payment of the balances in a Participant’s Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first Business Day of the fourth month after the Participant’s death, or (c) the Participant’s termination as a Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

(iv)	Optional Forms of Payment. Distributions from a Participant’s Interest Accounts may be paid to the Participant either in a lump sum or in a number of approximately equal monthly installments designated by the Participant on his or her Election Form. Such monthly installments may be for any number of months up to 120 months; provided, however, that in the event of the Participant’s death during the payout period, the remaining balance shall be payable to the Participant’s Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant’s death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in subsection (f) above. If the Participant fails to designate a payment method in the Participant’s Election Form, the Participant’s Account shall be distributed in a lump sum.

(v)	Irrevocable Elections. A Participant may elect a different payment form for each year’s Annual Compensation deferred under the Plan. The payment form elected or deemed elected on the Participant’s election form shall be irrevocable.

(vi)	Acceleration of Payment. If a Participant elects an installment distribution and the value of such installment payment elected by the Participant would result in a distribution of less than $3,000 per year (based on the value of the Participant’s Interest Accounts at the time the installments are due to commence), the Plan Administrator will accelerate payment of the Participant’s benefits over a lesser number of whole years so that the annual amount distributed is at least $3,000.

(vii)

Effect of Adverse Determination. Notwithstanding the Election Form or any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

(g)	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant in the event that a participant incurs a financial hardship as a result of an “unforeseeable emergency” (as such term is defined below). All unforeseeable emergency distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Annual Compensation deferred under the Plan shall be deemed distributed first. For purposes hereof, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributable because of an unforeseeable emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Notwithstanding any provision in the Plan to the contrary, any payment made pursuant to this Section 6(g) shall comply with Section 409A(a)(2)(A)(vi) of the Code and the regulations (or similar guidance) promulgated thereunder (or any successor provisions).

(h)	Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

(i)	By payment to the legal representative of such minor or such person;

(ii)	By payment directly to such minor or such person;

(iii)	By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

(i)	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

(j)

Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant’s Interest Accounts are to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

SECTION 7. AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of a Participant or a Grantee of an award of Stock Options, Restricted Stock or Restricted Stock Units heretofore granted, without the Participant’s or Grantee’s consent.

Amendments may be made without stockholder approval except as required to satisfy stock exchange listing requirements or other regulatory requirements.

The Board may amend the terms of any Stock Option, Restricted Stock or Restricted Stock Unit award (other than a Stock Option granted pursuant to Section 5(a) hereof) theretofore granted, prospectively or retroactively; provided, however, (a) no such amendment shall impair the rights of any holder without his/her consent; (b) the original term of a Stock Option may not be extended without prior approval of the stockholders of the Company; and (c) the exercise price of a Stock Option may not be reduced, directly or indirectly, without prior approval of the stockholders of the Company.

SECTION 8. UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Grantee by the Company, nothing set forth herein shall give any such Participant or Grantee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 9. CHANGE IN CONTROL.

In the event of a “Change in Control,” unless otherwise determined by the Board in writing at or after grant, but prior to the occurrence of such Change in Control, any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested, and any Restricted Stock or Restricted Stock Units awarded under the Plan not previously vested shall become fully vested.

SECTION 10. GENERAL PROVISIONS.

(a)	Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in the specified cases. The adoption of the Plan shall not confer upon any director of the Company, any Subsidiary or any Affiliate, any right to continued retention as a director with the Company, a Subsidiary or an Affiliate, as the case may be.

(b)	At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 9 hereof and to such other terms and conditions as the Board may specify at the time of grant.

(c)	No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d)	In the event that any provision of the Plan or any related Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Award Notice.

(e)	The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

(f)	Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(g)	The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

SECTION 11. EFFECTIVE DATE OF PLAN.

The Plan shall be effective as of January 1, 2008.

SECTION 12. TERM OF PLAN.

No Stock Options, Restricted Stock or Restricted Stock Units shall be granted pursuant to the Plan on or after January 1, 2015, but awards theretofore granted may extend beyond that date.